Exhibit 10.13

CENTENNIAL TECH BUSINESS CENTER I

AMENDED AND RESTATED
LEASE AGREEMENT

between

CSM EQUITIES, L.L.C.,
a Delaware limited liability company

as Landlord

and

NUBURU, INC.,
a Delaware corporation

as Tenant

Exhibit	Section Referenced

A – Site Plan	Section 2
B – Signage Criteria	Section 11.B
C – Landlord’s Work	Section 12.A

AMENDED AND RESTATED
LEASE AGREEMENT

THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is made and entered into this 1st day of January, 2020 (the “Effective Date”), by and between CSM EQUITIES, L.L.C., a Delaware limited liability company (“Landlord”), and NUBURU, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant are parties to that certain Lease Agreement dated August 11, 2015, as amended by that certain Addendum to Lease dated December 29, 2015 (collectively, the “Suite 140 Lease”), for that certain premises located at 7442 S. Tucson Way, Suite 140, Centennial, Colorado (“Suite 140”), as more particularly defined in the Suite 140 Lease.

B.            Landlord and Tenant are parties to that certain Lease Agreement dated March 9, 2018, as amended by that certain Addendum to Lease dated July 20, 2018 (collectively, the “Suite 100 Lease”), for that certain premises located at 7442 S. Tucson Way, Suite 100, Centennial, Colorado (“Suite 100”, together with Suite 140, shall hereinafter be referred to as the “Original Premises”), as more particularly defined in the Suite 100 Lease.

C.            Landlord desires to lease to Tenant and Tenant desires to lease from Landlord that certain premises located at 7442 S. Tucson Way, Suite 120, Centennial, Colorado (“Suite 120”) (Suite 120, together with the Original Premises, shall hereinafter be referred to as the “Premises”).

D.            This Lease hereby amends and restates the Suite 140 Lease and the Suite 100 Lease in their entirety as of the Effective Date set forth above. Notwithstanding anything to the contrary contained herein, as of the Effective Date, Tenant is currently occupying the Original Premises and accepts the Original Premises in its current “As-Is” condition.

SECTION 1. FUNDAMENTAL LEASE TERMS. Subject to the covenants, terms and conditions of this Lease as more particularly set forth herein, the fundamental terms of this Lease are as follows:

1.A.	Premises (Section 2): Approximately 27,923 total rentable square feet (comprised of approximately 6,583 rentable square feet warehouse space and approximately 21,340 rentable square feet of office space) currently identified as Suites 100, 120 and 140 within the Building (defined herein) located within the Project (defined herein) containing approximately 87,923 total rentable square feet commonly known as Centennial Tech Business Center I. The rentable area of the Premises, Building and Project shall be subject to adjustment pursuant to the terms of this Lease.

1.B.	Lease Term (Section 4): Sixty (60) full calendar months, commencing on January 1, 2020, and expiring on December 31, 2024. The Lease Term shall be subject to adjustment pursuant to the terms of this Lease.

1.C.	Base Rent (Section 5):

Months	Monthly Base Rent	Per Rentable Sq. Ft.
01/01/20 – 12/31/20	$28,388.38	$12.20
01/01/21 – 12/31/21	$29,249.34	$12.57
01/01/22 – 12/31/22	$30,110.30	$12.94
01/01/23 – 12/31/23	$31,017.80	$13.33
01/01/24 – 12/31/24	$31,948.57	$13.73

Base Rent is subject to adjustment pursuant to the terms of this Lease.

1.D.	Proportionate Share (Section 7): Thirty-one and 76/100 percent (31.76%), subject to adjustment pursuant to the terms of this Lease.

1.E.	Permitted Use (Section 10): General office and light industrial uses and for no other use or purpose.

1.F.	Security Deposit (Section 24): Thirty-Four Thousand Three Hundred Fifty-Eight and 76/100 Dollars ($34,358.76). Twenty-Four Thousand Two Hundred Thirty and 96/100 Dollars ($24,230.96) is currently held by Landlord. Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deposit with Landlord an additional Ten Thousand One Hundred Twenty-Seven and 80/100 Dollars ($10,127.80).

1.G.	Address of Premises: 7442 S Tucson Way, Suites 100, 120 and 140, Centennial, CO 80112.

1.H.	Addresses for Invoices and Payments:

If to Landlord:	If to Tenant:

If by Electronic Transfer of Funds:

(to Landlord’s bank account designated by written notice to Tenant from time to time, please call Landlord’s Cash Management Department at (612) 395-7000 for bank account information)	Nuburu, Inc. 7442 S Tucson Way, Suite 140 Centennial, CO 80112 Attn: Mark Zediker Phone: (636) 578-1567 E-Mail: mark.zediker@nuburu.net

If by Check:

CSM Equities, L.L.C. c/o CSM Investors, Inc. SDS 12-1243 P.O. Box 86 Minneapolis, MN 55486-1243

1.I.	Addresses for Legal Notices (Section 19):

If to Landlord:	If to Tenant:

CSM Equities, L.L.C. c/o CSM Corporation 500 Washington Ave S., Suite 3000 Minneapolis, MN 55415-1151 Attn: V.P. Property Management	Nuburu, Inc. 7442 S Tucson Way, Suite 140 Centennial, CO 80112 Attn: Mark Zediker

(with copy to:)	(with copy to:)

CSM Corporation 500 Washington Ave S., Suite 3000 Minneapolis, MN 55415-1151 Attn: General Counsel	Wilson Sonsini Goodrich & Rosati P.C. 650 E Page Mill Road Palo Alto, CA 94304 Attn: Real Estate

SECTION 2. PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, in “as-is” condition (except as otherwise set forth herein), the premises (“Premises”) depicted on the site plan attached hereto as EXHIBIT A. The Premises contains approximately 27,923 total square feet of rentable area (comprised of approximately 6,583 rentable square feet warehouse space and approximately 21,340 rentable square feet of office space). The Premises is located within the building (“Building”) depicted on the site plan attached hereto as EXHIBIT A. The Building, all other improvements within the area outlined on EXHIBIT A, Common Areas (as defined herein), and the real property underlying the same are collectively referred to herein as the “Project”. The Project is commonly known as Centennial Tech Business Center I, is located at the street address of 7442 and 7472 South Tucson Way, Centennial, Colorado, and is comprised of approximately 87,923 total square feet of rentable area, inclusive of Common Building Areas (as defined in Section 3 of this Lease). For purposes of this Lease, the number of square feet of rentable area in the Premises, Building and Project (including without limitation, the Common Building Areas), has been and will be determined by measuring from the exterior face of exterior walls, and from the midline or center point of interior or party walls. Tenant shall have access to the Premises, the Building and the parking facilities 24 hours per day, 7 days per week.

SECTION 3. COMMON AREAS. All areas and facilities of the Building and Project that are provided and designated by Landlord from time to time for the general use and convenience of the tenants of the Project are collectively referred to herein as “Common Areas”. Tenant and its employees, invitees and customers shall have the non-exclusive right to use, without charge, all Common Areas, in common with Landlord and all other tenants and occupants of the Project, and their respective employees, invitees and customers, but subject to any reasonable rules and regulations, and amendments or additions thereto, which may be adopted by Landlord from time to time. The term “Common Areas” shall include, without limitation: (i) all interior common mechanical rooms, utility rooms, restrooms, vestibules, stairways or corridors within the Building not intended to selectively serve one or more tenants (herein, “Common Building Areas”), and (ii) all exterior pedestrian walkways, patios, landscaped areas, sidewalks, service drives, plazas, malls, throughways, loading areas and parking areas not exclusively reserved to particular tenants, entrances, exits, driveways, and roads. Landlord reserves the right to make use of or grant easements over, under or across the exterior portions of the Building and to otherwise modify or change the Common Areas of the Project so long as such use does not materially disturb or otherwise unreasonably interfere with Tenant’s business operations in or use of the Premises, Building signage or utilization of the Common Areas.

SECTION 4. LEASE TERM. Tenant hereby takes the Premises from Landlord, upon and subject to the covenants, terms and conditions hereinafter set forth, for the term (herein, “term of this Lease” or “Lease Term”) commencing on January 1, 2020 (the “Commencement Date”) and continuing through and including December 31, 2024 (the “Expiration Date”). Notwithstanding anything in this Lease to the contrary, if Landlord for any reason whatsoever (except Tenant’s default) cannot deliver possession of Suite 120 to Tenant with Landlord’s Work Substantially Complete (as defined in Section 12.A) and otherwise in the condition required under this Lease on the Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable for any loss or damage resulting therefrom; however: (i) the Rent attributable to Suite 120 only shall be abated until Landlord delivers possession of the Suite 120 to Tenant with Landlord’s Work Substantially Complete, (ii) the definition of “Premises” hereunder shall only include the Original Premises until the actual date Landlord delivers possession of the Premises to Tenant with Landlord’s Work Substantially Complete. Notwithstanding anything to contrary contained herein, from and after the Commencement Date this Lease shall be in full force and effect, and Landlord and Tenant shall keep, perform and observe all of the terms, covenants and conditions under this Lease to be kept, performed and observed by Landlord or Tenant.

SECTION 5. RENT. Tenant agrees to pay Landlord monthly in advance, without demand, offset, abatement or deduction, except as otherwise permitted in this Lease, as base rent during the term of this Lease (“Base Rent”), the sum of money set forth in Section 1.C of this Lease, which has been computed based upon the total rentable area of the Premises. If the amount of rentable area in the Premises changes from time to time (due to an expansion or reduction of space and not due merely to a re-measurement), then Base Rent shall be equitably adjusted by Landlord based on the then-current rentable area of the Premises as determined by Landlord pursuant to Section 2 of this Lease. The initial monthly installment of Base Rent shall be due and payable on or before the Commencement Date, and all succeeding installments of Base Rent shall be due and payable on or before the first day of each succeeding calendar month during the term of this Lease, without the benefit of any additional grace period; provided, however, that if the Commencement Date is other than the first day of a calendar month, then the monthly Rent for such partial month shall be prorated based on the number of days in such partial month and paid in advance. Tenant shall also pay to Landlord, as additional rent, all other sums due under this Lease (“Additional Rent”) and the word “Rent”, as used in this Lease, shall mean the Base Rent and the Additional Rent payable hereunder. All Rent shall be payable to Landlord by electronic transfer of funds at the bank account designated by Landlord by written notice to Tenant from time to time. Notwithstanding the foregoing, if Tenant has a legitimate business reason for not paying by electronic transfer of funds, then upon prior written notice to Landlord Tenant may pay Rent by check to the address set forth in Section 1.H of this Lease, or at such other address as may from time to time be designated by Landlord. If any Rent or other sum due from Tenant is not received by Landlord on or before the fifth (5th) day of the month for which the Rent or such sum is due, then a late payment charge of $750.00 per occurrence shall become due and payable to Landlord, all in addition to such amounts owed under this Lease including accrued interest pursuant to Section 28.I of this Lease. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided. Any sums paid to Landlord by Tenant pursuant to this Lease shall be applied to Tenant’s account in the following order: first to the payment of costs of collection, including without limitation attorneys’ fees and court costs; then to the payment of late charges and accrued interest due on past due amounts; then to the payment of Rent. Acceptance of partial rent payment when Tenant is in Default pursuant to the terms of the Lease shall not be considered or deemed a waiver of Landlord’s right to pursue remedies for Tenant’s Default as provided in Section 18 of this Lease nor shall it operate to prevent Landlord from seeking an eviction action or take any other legal action including terminating the Lease for Tenant’s Default. All returned checks will be subject to a non-sufficient funds charge of Fifty and No/100 Dollars ($50.00) (or such amount then charged by Landlord’s banking institution) in addition to accrued interest charges and applicable late fees. Additionally, following Tenant having a check returned, Landlord reserves the right to require all future Rent payments to be made by certified funds. Periodic Rent invoices that may be provided to Tenant by Landlord are provided at the discretion and will of Landlord and as a courtesy only and in no event shall the date of delivery or receipt of an invoice, or the failure to deliver an invoice, extend the time for payment of Rent or the date Rent is due and payable. If Tenant is not paying Rent by electronic transfer of funds, Landlord may require Tenant to pay by electronic transfer of funds or certified check following the occurrence of the second late payment during any one (1) calendar year or three (3) or more times during the Lease Term.

SECTION 6. SURRENDER OF POSSESSION AND HOLDING OVER. In the event that Tenant fails to surrender possession of the Premises upon the expiration or earlier termination of this Lease, then Tenant shall be obligated to (i) vacate and deliver the Premises to Landlord immediately upon receipt of written notice to vacate from Landlord, (ii) pay Landlord as Base Rent for such holdover period, an amount equal to one and one-half (1.5) times the rate of Base Rent in effect on the date of expiration or termination of this Lease, together with all Additional Rent and other sums and charges as provided in this Lease, and (iii) indemnify, hold harmless and defend Landlord against all claims for liability, costs or damages by any other party to whom Landlord may have leased all or part of the Premises. If Tenant holds over with the prior written consent of Landlord, then Tenant’s occupancy for the holdover period shall be deemed a month-to-month occupancy terminable by either party upon thirty (30) days’ written notice to the other party, and all of the terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord monthly, in advance, as Base Rent for the holdover period, an amount equal to the rate of Base Rent in effect on the date of expiration or termination of this Lease, together with all Additional Rent and other sums and charges as provided in this Lease; provided, however, that Landlord shall have the right, from time to time, to adjust the Base Rent payable by Tenant during the holdover period by providing Tenant with at least thirty (30) days’ prior written notice of such adjustment. No holding over by Tenant without the prior written consent of Landlord shall operate to extend the term of this Lease. Nothing contained herein shall be construed to give Tenant any right to hold over or to impair or limit any of Landlord’s rights and remedies set forth in this Lease if Tenant holds over without the prior written consent of Landlord, including without limitation, the right to terminate this Lease at any time during such holdover period, to recover possession of the Premises from Tenant, or to recover costs and damages from Tenant from such holding over.

SECTION 7. OPERATING EXPENSES.

7.A.	Operating Expenses. Tenant shall also pay Landlord monthly in advance, without demand, offset, abatement or deduction, as Additional Rent during the Lease Term, Tenant’s Proportionate Share of all costs which Landlord may incur in owning, maintaining, operating, and repairing (including replacements when repairs are not economically prudent in Landlord’s reasonable discretion) the Building, Common Areas and all other improvements within the Project. All such costs are referred to herein as “Operating Expenses” and are hereby defined to include, without limitation, the following: (a) costs (including without limitation, sales and service taxes) incurred by Landlord in the management of the Project and fulfillment of its obligations under Section 12.B of this Lease; (b) utility charges for Common Areas of the Project and water, sewer and any other utility charges not separately metered to a particular tenant in the Building as provided in Section 8 of this Lease; (c) exterior window washing services (if provided); (d) debris, snow and ice removal; (e) parking lot sweeping, patching and sealcoating; (f) maintenance, repair and replacement of landscaping, irrigation systems and retaining walls; (g) management fees; (h) wages and benefits payable to employees of Landlord below the level of corporate property manager employed to perform maintenance, operation, repair or replacement work for the Project; (i) all services, tools, equipment, and supplies used for maintaining, operating, repairing or replacing the Project; (j) all real property taxes, installments of special assessments and governmental impositions of any kind whatsoever imposed upon Landlord by reason of its ownership, operation or management of the Premises, including without limitation any administrative fees incurred in connection with property tax appeals equal to no greater than thirty percent (30%) of any property tax savings plus any filing fees, service fees, appraisal fees and expert witness fees; (k) dues and assessments by means of covenants, conditions, easements or restrictions of record and/or owners’ associations if any, which accrue against the Project during the term of this Lease; (l) all premiums, deductibles, retentions, commissions, service fees and administrative fees for insurance coverages Landlord is required to carry pursuant to Section 12.C of this Lease or by its lender, or that Landlord otherwise deems reasonably necessary to carry, including without limitation, property insurance, commercial general liability insurance, and rent loss insurance; (m) maintenance, repair, monitoring and testing of fire sprinkler systems, storm sewer ponds, wetlands and ground water; (n) the yearly amortization of major non-recurring capital expenditures, costs, repairs, and replacements (including without limitation, improvements Landlord is required to make to the Project pursuant to this Lease, if any, to comply with applicable laws, and installation of any device or equipment which improves the operating efficiency of any system within the Premises or the Project) which shall be amortized over the useful life of the improvement and at an interest rate as reasonably determined by Landlord; and (o) all other expenses which would generally be regarded as operating, repair, replacement and maintenance expenses or Common Area expenses for which Landlord is responsible pursuant to the terms of leases at the Project.

The foregoing notwithstanding, Operating Expenses shall not include: (1) costs for any employees above the rank of building manager; (2) leasing commissions and marketing costs related to leasing or releasing of the Project; (3) payments of principal, interest, financing or refinancing costs on debt or amortization payments on any mortgage or underlying ground lease encumbering the Project; (4) Landlord’s franchise or income taxes; (5) depreciation; (6) bad debts, rent loss or reserves for bad debts or rent loss; (7) repairing or replacing any damage caused by condemnation; (8) costs reimbursed to Landlord from insurance proceeds or third parties; (9) costs to correct violation of law applicable to the Premises, the Building or the Project on the Commencement Date; (10) insurance costs for coverage not customarily paid by Tenants of similar projects in the vicinity of the Premises, earthquake insurance premiums, increases in insurance costs caused by the activities of another occupant of the Project; (11) costs incurred in connection with the presence of any Hazardous Material, except to the extent caused by the release or emission of the Hazardous Material in question by Tenant; (12) expense reserves; (13) capital improvement and replacement costs, except to the extent amortized over the useful life of the capital item in question; (14) costs for services not provided to Tenant under this Lease; (15) profit or compensation paid or retained by Landlord or its affiliates for management and administration of the Project in excess of 4% of gross Rent; and (16) any portion of any tax or assessment expense or any increase (i) levied on Landlord’s rental income, unless such tax or assessment is imposed in lieu of real property taxes, (ii) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term, (iii) imposed on land and improvements other than the Project, (iv) attributable to Landlord’s net income, inheritance, gift, transfer, estate or state taxes, or (v) resulting from a transfer of improvements of the Project for the sole use of other occupants.

7.B.	Proportionate Share. Tenant’s proportionate share of Operating Expenses (“Proportionate Share”) shall be equal to a fraction, the numerator of which is the total rentable square footage of the Premises, and the denominator of which is the total rentable square footage of the Project. Landlord shall invoice Tenant for Tenant’s estimated annual Proportionate Share of Operating Expenses for each calendar year, which amount may be adjusted reasonably from time-to-time by Landlord based upon anticipated Operating Expenses, and which amount shall be due and payable at the same time Base Rent is due in twelve (12) equal monthly installments. Tenant’s Proportionate Share of Operating Expenses for the years in which the Lease Term commences and terminates shall be prorated as equitably determined by Landlord based upon the Commencement Date and date of termination of the Lease Term. Notwithstanding anything contained herein to the contrary, during the year in which this Lease ends, Landlord, prior to the Expiration Date, shall have the option to invoice Tenant for Tenant’s Proportionate Share of the Operating Expenses based upon the previous year’s Operating Expenses.

7.C.	Exclusions. Without limiting the foregoing, if any tenant or other occupant of the Project separately maintains any part of the Building, or any part of the Common Areas, or separately pays for the cost of any utilities serving its premises, or separately insures its premises, or is separately required to pay real estate taxes on its premises or any separate tax parcel contained within its premises, then on a line item basis (i) the cost of such Building and common area maintenance, utilities, insurance and taxes shall be excluded from the definition of Operating Expenses, and (ii) the total rentable square feet of area contained within the premises of such tenant or occupant shall be excluded from the denominator of the fraction comprising Tenant’s Proportionate Share of the Operating Expenses, as set forth above in the preceding paragraph, for the purpose of computing Tenant’s Proportionate Share of those costs of Building and common area maintenance, utilities, insurance and taxes for the Project not separately paid as provided above.

7.D.	Reconciliation. Within six (6) months following the close of each calendar year, Landlord shall provide Tenant an accounting showing in reasonable detail the computations of Operating Expenses due pursuant to this Section; provided, however, that Landlord’s failure to timely provide any such accounting within the applicable six (6) month period shall not relieve Tenant of its obligation to pay any sums due to Landlord relative to any such reconciliation. If the accounting shows that the total of the monthly payments made by Tenant exceeds the amount of Operating Expenses due by Tenant under this Section, the accounting shall be accompanied by evidence of a credit to Tenant’s account, except that if the Lease Term has expired, then the amount of the credit shall be paid to Tenant within thirty (30) days of the delivery of such accounting. If the accounting shows that the total of the monthly payments made by Tenant is less than the amount of Operating Expenses due by Tenant under this Section, the accounting shall be accompanied by an invoice for the additional Operating Expenses due from Tenant and Tenant shall pay Landlord the amount set forth in the invoice within thirty (30) days following receipt of same. Notwithstanding the foregoing, Tenant shall not be required to pay any expenses or taxes otherwise due hereunder if Landlord first notifies Tenant of such expenses or taxes in a statement received by Tenant more than eighteen (18) months after such expenses or taxes are incurred.

7.E.	Tenant’s Right to Inspect Landlord’s Books. Within sixty (60) days after receipt of Landlord’s annual reconciliation statement for Operating Expenses, Tenant may inspect Landlord’s books and records relative to computation of Operating Expenses referenced in said reconciliation statement. If Tenant does not perform such inspection within said sixty (60) day period, Tenant shall be deemed to have waived its right to inspect Landlord’s books for the applicable reconciliation statement and charges referenced therein. Tenant may perform only one (1) such inspection in each calendar year during the Lease Term. Any such inspection shall be performed at the offices of Landlord and shall be performed at Tenant’s sole cost and expense.

SECTION 8. UTILITIES; REFUSE. Commencing on the Commencement Date, Tenant shall also pay when due, without demand, offset or deduction, as Additional Rent during the Lease Term, all charges for utilities furnished to or for the use or benefit of Tenant or the Premises prior to any delinquency. Consumption charges for all utilities for the Premises that have been separately metered by Landlord or the utility provider shall be paid by Tenant directly to the utility provider when due. Consumption charges for any utilities not separately metered to a particular tenant in the Building shall be included within the definition of Operating Expenses and recoverable by Landlord pursuant to Section 7 of this Lease; provided, however, (i) if Tenant and one or more (but less than all) other tenants of the Project share a utility meter, then Tenant shall pay Landlord monthly one-twelfth (1/12) of Tenant’s annual estimated pro-rata share of consumption charges for such shared utility service as equitably determined by Landlord, and (ii) to the extent Tenant uses a disproportionate amount of utility services as reasonably determined by Landlord, Landlord shall have the right to submeter Tenant’s usage of such service, and collect from Tenant monthly, in advance, one-twelfth (1/12th) of the annual estimated consumption charges for such services, which amounts shall be reconciled annually together with Landlord’s reconciliation of Operating Expenses. Consumption charges for any utilities serving the Common Areas shall be included within the definition of Operating Expenses pursuant to Section 7 of this Lease. Except to the extent of Landlord’s gross negligence (unless waived pursuant to Section 15.C herein), Landlord shall not be liable for damages or otherwise, and Tenant shall have no right of demand, offset, abatement or deduction if any utility provider’s service to the Premises is interrupted or impaired by weather, fire, accident, riot, strike, act of God, the making of necessary repairs or improvements, or any other causes beyond the reasonable control of Landlord. If any public authorities require a reduction in energy consumption in the use or operation of the Building or Project, Tenant agrees to conform to such requirements in accordance with reasonable, uniform and non-discriminatory standards established by Landlord. Subject to Tenant’s obligations under Section 11.E hereof, Landlord warrants that sufficient HVAC equipment required for the comfortable occupancy and operation of the Premises during all hours of Tenant’s occupancy is currently installed and available at the Premises. Landlord shall warrant the availability of water, gas, light, power, electricity, telephone, and sewer services to the Premises and the Project as are reasonable and customary for tenants engaged in Tenant’s business at the Premises. Tenant shall separately contract for all utilities and such costs relating thereto shall be at Tenant’s sole expense.

Landlord shall provide Tenant with its own designated refuse collection area and Tenant shall be responsible, at its sole expense, for contracting for refuse removal in connection with its business operations.

SECTION 9. ADDITIONAL TAXES. If applicable in the jurisdiction where the Premises are located, Tenant shall pay and be liable for all rental, sales, service and use taxes or other similar taxes arising from Tenant’s operation of its business within the Premises, if any, levied or imposed by any city, state, county or other governmental body having authority, and if levied upon Landlord, such payments shall be included within the definition of Operating Expenses and recoverable by Landlord pursuant to Section 7 of this Lease. In addition, Tenant acknowledges and agrees that it does not have the right to file a property tax appeal related to the Premises or the Project.

SECTION 10. PERMITTED USE. The Premises are leased to Tenant solely for the use and purpose set forth in Section 1.E of this Lease (“Permitted Use”). Tenant shall not use, occupy, or permit the use or occupancy of the Premises or any portion thereof for any other use or purpose whatsoever, without obtaining the prior written consent of Landlord which consent shall not be unreasonably withheld. However, notwithstanding the foregoing, Tenant acknowledges that any change in the Permitted Use during the Lease Term will be subject to any Exclusive Use then in existence at the Project at the time a change in the Permitted Use is requested. Tenant shall have the right to install its own security system and procedures in order to control access to the Premises.

SECTION 11. ADDITIONAL OBLIGATIONS OF TENANT.

11.A.	Occupancy and Use. Tenant shall occupy the Premises, conduct its business and control its officers, directors, shareholders, members, managers, employees, agents, contractors, and invitees (collectively, “Affiliated Parties”) in such a manner as is lawful, reputable in compliance with all rules and regulations of the Project and all applicable municipal state and federal or other applicable governmental regulations and ordinances and will not create a nuisance. Tenant shall not overload, damage or deface the Premises or do any act which may make void or voidable any insurance on the Premises or the Project, or which may render an increased or extra premium payable for such insurance. Tenant shall not permit any operation within the Premises which emits any noise, odor, vibration, or matter which intrudes into other portions of the Project or otherwise interferes with, annoys or disturbs any other tenant or occupant of the Project in its normal business operations or Landlord in its management of the Project. Tenant and its Affiliated Parties, customers, vendors and suppliers shall not utilize any portion of the loading dock area or the Common Areas for: (i) overnight or long term parking, placement, or storage of vehicles, trailers, storage containers, or their equivalents used in whole or in part for storage of inventory, supplies, goods or the like, except with Landlord’s prior written consent; or (ii) the storage of pallets, crates, boxes, refuse or rubbish other than that which is placed in rubbish containers or dumpsters provided by or approved by Landlord.

11.B.	Signs and Parking. Tenant shall not install, place, erect, or paint any sign, marquee or awning of any type or description in or about the Premises or Project which are visible from the exterior of the Premises, except those signs submitted to and approved by Landlord in writing, which approval shall not be unreasonably withheld, and which signs are in conformance with Landlord’s sign criteria attached hereto as EXHIBIT B and in conformance with applicable governmental laws, rules, regulations and ordinances. Landlord shall have the right to approve, which approval shall not be unreasonably withheld, the type and size, location and color of all signs which Tenant desires to use or place in or upon the exterior or windows of the Premises or the Building. Landlord may install temporary or permanent signage relating to the Project in the Common Areas that does not materially interfere with Tenant’s signage as approved by Landlord hereunder.

Tenant shall be entitled, on a nonexclusive basis and at no cost to Tenant, to 4.1 parking spaces surrounding the Building per 1,000 square feet of leased space, which, as of the Effective Date, is equivalent to 117 parking spaces.

11.C.	Compliance with Laws, Rules and Regulations. Except as otherwise provided in this Section 11.C, from and after the Commencement Date, Tenant shall, at its sole cost and expense, cause the Premises and Tenant’s use thereof to comply with all laws, ordinances, orders, rules and regulations of state, federal, municipal or other agencies or bodies having jurisdiction over the use, condition or occupancy of the Premises. Any repairs, alterations or modifications to the exterior or structural elements of the Building or to the Common Areas of the Project necessary to comply with applicable laws shall be made by Landlord and shall be included within the definition of Operating Expenses and reimbursed to Landlord under Section 7 of this Lease; provided, however, Tenant shall be solely responsible and shall reimburse Landlord for the entire cost and expense of such work if compliance is necessary due to Tenant’s specific use of the Premises or due to Tenant’s acts or omissions, or as a result of any alterations, modifications or improvements to the Premises or Building constructed by or on behalf of Tenant. Notwithstanding anything to the contrary herein, Tenant shall not be required to comply with or cause the Premises to comply with any laws, regulations or insurance requirements requiring the construction of alterations, unless such compliance is necessitated solely due to Tenant’s particular use of the Premises.

Tenant will also comply with the reasonable rules and regulations of the Project adopted by Landlord. Landlord shall have the right at all times, upon thirty (30) days’ prior written notice to Tenant, to change and amend the rules and regulations in any reasonable manner as may be deemed advisable for the safety, care, cleanliness, compliance with all applicable governmental laws and regulations and preservation of good order and operation or use of the Project or the Premises. All rules and regulations of the Project, and amendments or modifications thereof, will be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant, and Tenant’s failure to adhere to such rules and regulations may be considered an event of Default pursuant to Section 18 of this Lease. Notwithstanding anything to the contrary herein, Tenant shall not be required to comply with any new rule or regulation unless the same applies non-discriminatorily to all occupants of the Building, does not unreasonably interfere with Tenant’s use of the Premises or Tenant’s parking rights and does not materially increase the obligations or decrease the rights of Tenant under this Lease.

11.D.	Tenant’s Insurance Obligations. Tenant shall, during the term of this Lease, keep in full force and effect at its expense the following insurance coverages:

(1)	Property insurance, including plate glass coverage, written on the Insurance Service Office’s Special Perils form, or equivalent, covering the full replacement value of (a) Tenant’s personal property, goods, inventory, supplies, signs, furniture, and moveable trade fixtures, equipment and machinery including, without limitation any portable clean rooms installed by Tenant (collectively, “Tenant’s Personal Property”), and (b) Improvements (defined herein) Tenant is required to remove at Lease expiration or termination pursuant to Section 11.F and Section 11.J herein;

(2)	Commercial General Liability insurance in an amount of not less than $1,000,000 per “occurrence” and $2,000,000 “aggregate” for the Premises, insuring Tenant and its Affiliated Parties against liability for bodily injury, death, personal injury, and including contractual liability coverage. The amount of such liability insurance shall not limit Tenant’s liability under this Lease. Tenant’s insurance policies required under this Section 11.D shall name Landlord and CSM Corporation (or Landlord’s other designated management agent) and upon request, Landlord’s designated mortgagee, as additional insureds and shall provide that thirty (30) days’ prior written notice must be given to Landlord prior to modification or cancellation of such policy of insurance.

Tenant’s insurance policies shall be on a primary and non-contributory basis to any insurance coverages and/or self-insurance maintained by Landlord. Tenant shall furnish evidence satisfactory to Landlord at the time this Lease is executed, and thereafter from time to time within ten (10) days after written request by Landlord, that such coverages are in full force and effect. Within ten (10) days after written request by Landlord, Tenant shall also provide Landlord with a copy of such policies of insurance and shall provide Landlord with an updated certificate of insurance upon any change or renewal of coverages. All such insurance carried by Tenant shall be issued by companies having an A.M. Best Company rating A- or better.

11.E.	Tenant’s Maintenance and Repair Obligations. Tenant shall at its sole expense and all times throughout the term of this Lease, including renewals and extensions thereof, keep and maintain the Premises and all of Tenant’s signage in a clean, safe, sanitary, and working condition and in compliance with all applicable federal, state, and local laws, codes, ordinances, rules and regulations. Within ten (10) days after written request by Tenant, Landlord will assign to Tenant any warranties in Landlord’s possession for items which Tenant is responsible for maintaining, repairing and replacing under this Lease. Tenant’s obligations hereunder shall include, but not be limited to, maintenance, repair and replacement, if necessary, of the following items to the extent they exclusively serve the Premises: (i) heating, ventilation and air conditioning system and equipment (“HVAC”), (ii) lighting, wiring, plumbing fixtures, piping, and equipment, (iii) water heaters, (iv) motors and machinery, (v) all interior fixtures (including without limitation, trade fixtures, walls, partitions, doors, door handles, locks, closures and frames, and windows), including the regular painting thereof, and (vi) all exterior entrances, windows, doors, door handles, locks, closures and frames, docks (including without limitation, lifts, dock levelers, awnings, dock shelters, and staircase supports, treads and railings), including the regular painting thereof and the replacement of all broken glass. When used in this provision, the term “repair” shall include replacements or renewals when necessary, and all such repairs made by Tenant shall be equal in quality and class to the original work. Tenant shall keep the sidewalk in front of the Premises clean and shall remove snow and ice accumulations of less than one inch at all times and remove snow and ice from the sidewalk as it accumulates during normal business hours. Tenant shall enter into a preventative maintenance contract for the quarterly inspection and maintenance of the HVAC system. Maintenance shall be performed by qualified, licensed and insured contractors. Upon execution of a service contract and thereafter within thirty (30) days of completion of quarterly inspection and/or maintenance, Tenant shall forward a copy of such contract and inspection/maintenance reports to Landlord. Within ten (10) days after written request by Landlord, Tenant shall provide to Landlord written proof substantiating Tenant’s performance of any maintenance, repair or replacement required under the terms hereof. If Tenant does not provide Landlord with a copy of the preventative maintenance contract for the HVAC equipment as required above, then Landlord may, at its option, perform (or contract for) the preventative maintenance of the HVAC equipment at Tenant’s expense. Tenant agrees that all maintenance costs will continue to be Tenant’s responsibility whether or not Landlord performs or chooses not to perform the preventative maintenance to the HVAC equipment. In addition, Landlord may, upon six (6) months’ prior written notice to Tenant, relieve Tenant of its preventative maintenance obligations for the HVAC equipment (excluding Tenant’s repair and replacement obligations) at which time Landlord will take over such obligations, the reasonable cost of which shall be billed back to Tenant. If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease, then subject to the notice and cure period requirements of Section 18.A(3) of this Lease (except in the event of an emergency when no prior notice need be given by Landlord), Landlord may make such repairs, without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, personal property, furniture, trade fixtures, equipment, or other property or to Tenant’s business by reason thereof; provided that Landlord shall use reasonable efforts not to disturb or otherwise interfere with Tenant’s operations in the Premises, and upon completion thereof, Tenant shall pay to Landlord all costs incurred by Landlord in making such repairs or maintenance, including ten percent (10%) for overhead, within thirty (30) days after Landlord delivers to Tenant an invoice for such costs.

11.F.	Alterations and Improvements. Subject to Tenant obtaining, at its sole expense, any and all necessary federal, state and municipal governmental licenses, permits or approvals, Tenant shall have the right, at its sole expense, to construct and install all tenant improvements, furniture, trade fixtures, equipment, machinery and other improvements necessary for Tenant to utilize the Premises for its Permitted Use; provided, however, that such work is performed in a workmanlike manner and Tenant uses reasonable efforts not to disturb other tenants’ use of their demised premises or the Common Areas during performance of such work. Prior to installing or making any alterations, physical additions or tenant improvements (collectively, “Improvements”) on or within the Premises, Tenant shall (i) obtain Landlord’s written approval of plans and specifications for such improvements, which approval shall not be unreasonably withheld, and (ii) forward to Landlord a copy of all governmental approvals required for the Improvements that Tenant has obtained, together with names and addresses of all contractors and subcontractors who will be working at the Premises. All such work shall be performed by qualified, licensed and insured contractors or subcontractors, and Tenant shall hold harmless, indemnify and defend Landlord from any liens, damages, costs, liability, or claims for personal injury, property damage or death arising from installation of any such improvements. Tenant shall not make or allow to be made any Improvements that: (i) are structural in nature, (ii) affect the mechanical, electrical, utility or other service systems for the Building, (iii) are visible from the exterior of the Building, or (iv) cost in excess of $5,000.00, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. Any Improvements in or to the Premises made by Tenant shall, at Landlord’s option, become the property of Landlord and shall be surrendered to Landlord upon the termination of this Lease; provided, however, upon request by Landlord, Tenant shall remove any designated Improvements upon expiration or earlier termination of the Lease Term, and further provided, that, this clause shall not apply to Tenant’s Personal Property, which shall remain the property of Tenant and shall be removed by Tenant prior to the end of the term of this Lease. Tenant shall repair any damage to the Premises arising from installation or removal of such Improvements or Tenant’s Personal Property in order to restore the Premises to the condition required by the terms of Section 11.F and Section 11.J herein. All costs of installation and removal of such Improvements and Tenant’s Personal Property and repair to the Premises relating thereto, shall be paid by Tenant and if not paid, shall be deemed Additional Rent recoverable by Landlord under this Lease. This provision and Tenant’s obligations hereunder shall survive the expiration or earlier termination of the Lease. Notwithstanding anything to the contrary herein, at the time Landlord consents to such Improvements, Landlord shall provide Tenant with written notice of its determination of whether and which Improvements will be required to be removed or may be surrendered at the expiration or earlier termination of this Lease.

11.G.	Hazardous Materials. Tenant and its Affiliated Parties shall not manufacture, generate, treat, transport, dispose of, release, discharge, or store on, under or about the Premises or the Project (except as reasonably required in the ordinary course of Tenant’s business operations in the Premises or for routine maintenance thereof, to the extent used in compliance with applicable laws), any asbestos, petroleum or petroleum products, explosives, toxic materials, or substances defined as hazardous wastes, hazardous materials, or hazardous substances under any federal, state, or local law or regulation (“Hazardous Materials”). Tenant shall indemnify, hold harmless and defend (with counsel reasonably approved by Landlord) Landlord from and against any claims, damages, penalties, liabilities, and costs (including reasonable attorneys’ fees and expenses and court costs) caused by or arising out of: (i) a violation of the foregoing prohibition by Tenant or (ii) the presence of any Hazardous Materials on, under, or about the Premises or the Project during the term of the Lease to the extent caused by or arising out of the actions of Tenant or its Affiliated Parties. Tenant shall clean up, remove, remediate and repair any soil or ground water contamination and damage caused by the presence or release of any Hazardous Materials in, on, under or about the Premises or the Project during the term of the Lease to the extent caused by or arising out of the actions of Tenant or its Affiliated Parties, as required by applicable law and subject to Landlord’s prior reasonable approval of the scope of Tenant’s work. Tenant shall immediately give Landlord written notice (i) upon learning of the presence or release of any Hazardous Materials on or about the Premises or the Project by Tenant, (ii) upon receiving any notices from governmental agencies pertaining to Hazardous Materials which may affect the Premises or the Project, or (iii) upon receipt of notice of pending or threatened claims against Tenant or the Project due to the presence or release of Hazardous Materials on or about the Premises or the Project. The obligations of both parties hereunder shall survive the expiration or earlier termination of this Lease and the monetary obligations of Tenant shall be deemed Additional Rent payable to and recoverable by Landlord hereunder. At Landlord’s option, any penalties, damages or costs of compliance arising from the presence or release of Hazardous Materials not caused by the acts or omissions of Landlord or its employees, agents or contractors or any other tenant of the Project, may be included within the definition of Operating Expenses and recoverable by Landlord pursuant to Section 7 of this Lease, not to exceed $1,000 per year. Landlord shall indemnify, hold harmless and defend (with counsel reasonably approved by Tenant) Tenant from and against any claims, damages, penalties, liabilities, and costs (including reasonable attorneys’ fees and expenses and court costs) caused by or arising out of the presence or release of Hazardous Materials on or about the Premises or the Project at any time prior to execution of this Lease, or at any time after execution, to the extent arising from the actions or omissions of Landlord, its Affiliated Parties, or any prior owner of the Premises or the Project.

11.H.	Mechanics’ and Materialmen’s Liens. Tenant shall keep the Premises and the Project free from any claims or liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and Tenant shall immediately notify Landlord of any such claim or lien of which Tenant has knowledge. Tenant will pay and discharge any mechanic’s, materialman’s or other lien against the Premises resulting from Tenant’s failure to make payment to such liening party, or will post bond, cash escrow or other security reasonably required by Landlord and diligently contest the lien. If a lien is claimed and Tenant does not cause it to be removed or contested (together with posting of bond, cash escrow or other security reasonably required by Landlord) within thirty (30) days after notice from Landlord to do so, then Landlord may require that Tenant provide to Landlord, at Tenant’s sole cost and expense, a bond, letter of credit or cash escrow in an amount equal to one and one-half (1.5) times the amount of the lien, to be held until such time as the lien is removed or invalidated and to insure Landlord against any liability for such lien. If Tenant contests the lien, it will do so at its expense in an expeditious manner. If the lien is reduced to final judgment, Tenant will discharge the judgment.

11.I.	Financial Statements. Tenant shall, within fifteen (15) days following written request by Landlord, and in no event more than once per year except in the case of a proposed sale or refinancing of the Project, furnish to Landlord, or any present or prospective lender or buyer of the Project, Tenant’s prior year and most current year-to-date financial statements (including a balance sheet and an income statement) certified by an officer or general partner of Tenant, which statements shall be in reasonable detail and conform to generally accepted accounting principles. Landlord shall advise the recipient of the financial statements that they shall be kept and maintained in a confidential manner. Notwithstanding the foregoing, Tenant may condition delivery of any financial statements that are not otherwise publicly disclosed upon Landlord’s or such purchaser’s or lender’s written promise to keep the contents thereof confidential including a requirement to execute a non-disclosure agreement in a form reasonably acceptable to Tenant.

11.J.	Obligations upon Termination. Upon the termination of this Lease in any manner whatsoever, Tenant shall (i) remove Tenant’s Personal Property (and the personal property of any other person claiming under Tenant) and if requested by Landlord, any other improvements or alterations made at any time to the Premises by or at the request of Tenant, remove all refuse and leave the Premises in broom clean condition, (ii) repair any injury or damage to the Premises arising from installation or removal of such personal property or improvements, (iii) patch, sand and prime any damaged wall areas throughout the Premises and paint the damaged walls in their entirety to match the existing paint color, (iv) remove any damaged wallcoverings from damaged walls in their entirety and either (a) patch, sand and prime any damaged wall areas and paint the damaged walls in their entirety to match the color of the existing wallcovering, or (b) replace the damaged wallcoverings with matching wallcoverings, and (v) quit and deliver up the Premises to Landlord peaceably and quietly in as good order and condition as the same were on (a) the Commencement Date of the Suite 100 Lease for Suite 100, (b) the Commencement Date of the Suite 140 Lease for Suite 140 and (c) the Commencement Date of this Lease for Suite 120, or as hereafter may be put in by Landlord or Tenant, ordinary wear and tear and repairs or restoration which are Landlord’s obligation excepted. If Tenant does not return possession of the Premises to Landlord in the condition required by this Lease, then (i) any improvements Tenant is required to remove upon the termination of this Lease or any of Tenant’s Personal Property that are not removed on or before the date of termination of this Lease, however terminated, shall be deemed abandoned and Landlord may remove and dispose of the same as it deems prudent and any cost in regard thereto shall be deemed Additional Rent recoverable by Landlord under this Lease, (ii) Landlord may repair and restore the Premises to the condition required above and recover the costs of doing so from Tenant, and (iii) Tenant shall be liable to Landlord for the fair market value of lost rentals accruing during the period of time necessary for Landlord to remove Tenant’s improvements and Tenant’s Personal Property and to repair and restore the Premises to the condition noted above. The provisions and Tenant’s obligations hereunder shall survive the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary herein, Tenant’s obligations with respect to the surrender of the Premises shall be fulfilled if Tenant surrenders possession of the Premises in the condition existing at the applicable Commencement Date as detailed in Section 11.J(v) above, ordinary wear and tear, casualties, condemnation, Hazardous Materials (other than those released or emitted by Tenant), alterations or other interior improvements which Tenant is permitted to surrender at the termination of this Lease and repairs that Tenant is not responsible for under this Lease, excepted, subject to Tenant removing any Improvements as required by Landlord in accordance with Section 11.F hereof.

SECTION 12. OBLIGATIONS OF LANDLORD.

12.A.	Landlord’s Work. Landlord will complete the interior improvements to Suite 120 described on EXHIBIT C attached hereto (“Landlord’s Work”) and shall deliver Suite 120 to Tenant on the Commencement Date. Any changes or modifications to Landlord’s Work shall be made and accepted by written change orders or agreement signed by Landlord and Tenant and shall constitute an amendment to this Lease (“Change Orders”). In addition, Tenant shall reimburse Landlord, within ten (10) business days after written request, for the cost of any Change Orders.

Within thirty (30) days after the Commencement Date, Tenant shall prepare and deliver to Landlord a detailed written list setting forth any deviations or deficiencies in Landlord’s Work discovered by Tenant (herein, “Punchlist Items”). Landlord shall correct or cure such Punchlist Items within thirty (30) days after receipt of written notice of such Punchlist Items; provided, however, that if the nature of the Punchlist Items is such that it cannot be corrected or cured within thirty (30) days, then Landlord shall have an additional reasonable amount of time within which to correct or cure the pertinent Punchlist Item(s). Tenant’s failure to deliver written notice to Landlord specifying the Punchlist Items within the thirty (30) day period following the Commencement Date shall be construed as Tenant’s acceptance of (i) the condition of the Premises and Building, and (ii) the performance of Landlord’s obligations under this Lease regarding completion of Landlord’s Work; provided, however, that this provision shall not apply to latent defects discovered by Tenant after said thirty (30) day period.

Notwithstanding anything to the contrary in this Lease, effective upon delivery of the Premises to Tenant, Landlord does hereby warrant that (a) the construction of Landlord’s Work was performed in accordance with all applicable rules, regulations, codes, statutes, ordinances and laws of all governmental and quasi-governmental authorities, and in accordance with EXHIBIT C and in a good and workman-like manner, (b) all material and equipment installed therein conformed to EXHIBIT C and was new and otherwise of good quality, (c) Landlord certifies that all electrical, plumbing, and mechanical systems servicing the Premises will be in working order and good condition as of the Commencement Date, and if Tenant identifies defects in the systems described in the foregoing clause (c) within one (1) year after the Commencement Date, Landlord shall promptly repair such defects at its sole cost and expense (and not as an Operating Expense); provided however following any full replacement of any component of the HVAC system during this one-year period all future repairs and/or replacements shall be governed by the provisions of Section 11.F or Section 12.B, as applicable.

For purposes of this Lease, the term “Substantially Complete” shall mean that all work included within the scope of Landlord’s Work shall be completed by Landlord, except for Punchlist Items (defined in Section 12.A herein) with all approvals and permits from the appropriate governmental authorities required for the legal occupancy of the Premises.

12.B.	Landlord’s Maintenance and Repair Obligations. Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Premises or the Project during the term of this Lease except as are specifically set forth in this Section or elsewhere in this Lease. Landlord shall maintain, repair and replace only the roof (including flashing and drainage systems), fire sprinkler system, utility lines up to connection points with the Building, foundation, parking areas, Common Areas (including without limitation site lighting, project identification signs, landscaping and irrigation), and the exterior and structural portions of the Building and other improvements within the Project (including exterior painting and tuckpointing), provided, that Landlord’s cost of maintaining, repairing and replacing the items set forth in this Section shall be included within the definition of Operating Expenses and payable to Landlord provided in Section 7 of this Lease, except as specifically set forth in Section 12.A. Landlord shall use reasonable efforts not to disturb or otherwise interfere with Tenant’s operations in the Premises when performing any maintenance or repair at the Premises. Notwithstanding anything to the contrary herein, Landlord shall perform and construct, and Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements (a) necessitated by the acts or omissions of Landlord or any other occupant of the Building, or their respective agents, employees or contractors, (b) for which Landlord has a right of reimbursement from others, (c) to the structural portions of the Premises, including foundations and areas beneath foundations, (d) which could be treated as a “capital expenditure” under generally accepted accounting principles, (e) to the electrical, water, sewer, and plumbing systems serving the Premises and the Building as well as the HVAC units located outside of the Premises and not exclusively servicing the Premises, and (f) to any portion of the Building outside of the demising walls of the Premises.

12.C.	Landlord’s Insurance Obligations. During the term of this Lease, Landlord shall carry hazard and property insurance coverage on the Project in an amount equal to the full replacement cost thereof. Landlord shall not be obligated in any way or manner to insure any of Tenant’s Personal Property upon or within the Premises or any Improvements which Tenant is required to remove pursuant to Section 11.F and Section 11.J of this Lease. Landlord shall also carry Commercial General Liability insurance in an amount of at least $1,000,000 per “occurrence” and $2,000,000 “aggregate” per this location. Landlord may also carry such other insurance coverage, including without limitation, rent loss insurance, of the type and in amounts as Landlord deems prudent. Notwithstanding the foregoing, any insurance carried or required to be carried by Landlord relative to the Project may be maintained under a blanket policy or policies of insurance covering the Project and other properties owned by Landlord and its affiliates, and all premiums, commissions, service fees, deductibles and administrative fees paid or incurred by Landlord or its management agent (CSM Corporation) for such insurance, to the extent properly allocable to the Project, and the cost of claims not covered under such insurance due to deductible or retention provisions, shall be included within the definition of Operating Expenses under Section 7 of this Lease. Tenant shall have no right in or claim to the proceeds of any policy of insurance maintained by Landlord under this Lease even if the cost of such insurance is borne by Tenant pursuant to Section 7 of this Lease. If an increase in any insurance premiums paid by Landlord relative to the Project is caused by Tenant’s particular use of the Premises, then Tenant shall pay the amount of such increase as Additional Rent to Landlord.

12.D.	Landlord’s Warranty of Possession. Landlord warrants that it has the right and authority to execute this Lease, and Tenant, upon payment of the required Rent and subject to the terms, conditions, covenants and agreements contained in this Lease, shall have quiet enjoyment and possession of the Premises during the full term of this Lease as well as any extension or renewal thereof. Landlord shall not be responsible for the acts or omissions of any other lessee or third party that may interfere with Tenant’s use of the Premises.

SECTION 13. ASSIGNMENT AND SUBLETTING. Tenant shall not either voluntarily or by operation of law, assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any person, other than the employees of Tenant, to occupy or use the Premises or any portion thereof, without the prior written consent of Landlord not to be unreasonably withheld. Notwithstanding the foregoing, Tenant may assign this Lease or sublet all or any portion of the Premises to an Affiliate (as defined below) without Landlord’s prior written consent; provided, however, no such assignment or subletting shall release original Tenant from any of its obligations under this Lease and Tenant agrees to give written notice of such assignment to Landlord at least ten (10) days prior to the assignment. As used herein, an “Affiliate” means an entity that at all times on and after the effective date of such assignment or subletting satisfies one of the following criteria: (a) not less than 51% of the voting shares or interest of such entity are owned by those same persons or entities that own not less than 51% of the voting shares or interests of Tenant, (b) such entity owns not less than 51% of the voting shares or interests of Tenant, or (c) not less than 51% of the voting shares or interests of such entity are owned by Tenant. Nothing herein shall be deemed to permit: (i) any assignee to further assign this Lease or sublet all or any portion of the Premises, or (ii) any subtenant to assign its sublease or further sublet all or any portion of the Premises to any other party, without Landlord’s prior written consent

If Tenant desires to assign or sublet all or any part of the Premises, Tenant shall notify Landlord at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant shall provide Landlord with a copy of the proposed assignment or sublease and such information or written consents as Landlord might request concerning the proposed sublessee or assignee to allow Landlord to make informed judgments as to the type of use, financial condition, business experience, reputation, operations and general desirability of the proposed sublessee or assignee or to obtain credit information from a credit reporting service. Within fifteen (15) days after Landlord’s receipt of Tenant’s proposed assignment or sublease and all required information concerning the proposed sublessee or assignee, Landlord shall have any of the following options: (1) consent to the proposed assignment or sublease subject to the proposed sublessee or assignee entering into a Consent to Sublease Agreement or Lease Assignment and Assumption Agreement as reasonably required by Landlord, and, if the rent due and payable by any assignee or sublessee under any such permitted assignment or sublease (or a combination of the rent payable under such assignment or sublease plus any bonus or any other consideration or any payment incident thereto), less Tenant’s reasonable costs to sublease the Premises or assign this Lease including attorneys’ fees, brokerage commissions, and concessions, exceeds the Base Rent payable under this Lease for such space, Tenant shall pay to Landlord one half (1/2) of all such excess rent and other excess consideration within ten (10) business days following receipt thereof by Tenant; (2) refuse, in Landlord’s reasonable discretion and judgment, to consent to the proposed assignment or sublease, which refusal shall be deemed to have been exercised unless Landlord gives Tenant written notice providing otherwise; (3) if such request is for the entire Premises for the remainder of the Term, elect, at Landlord’s sole discretion, to terminate this Lease and recapture the Premises upon written notice to Tenant with a termination date of the date the proposed assignment or sublease would have commenced. In regard to Landlord withholding consent in accordance with (2) above, the parties agree that it shall be deemed reasonable for Landlord to withhold its consent as required hereunder for any of the following: (i) Tenant is in Default under the terms of this Lease; (ii) Tenant has been notified that it has committed “Chronic Default” as defined in Section 18 of this Lease; (iii) the proposed subletting or assignment would cause Landlord to be in violation of its obligations under another lease then in existence at the Project; (iv) Landlord has sued or been sued by the proposed sublessee or assignee; (v) the proposed sublessee has less net worth than Tenant; (vi) the proposed sublessee or assignee’s business operation will impose a burden on the parking and/or other common areas at the Project; (vii) the use of the Premises by the proposed sublessee or assignee will not be identical to the Permitted Use herein; (viii) the sublessee or assignee is engaged in a business which is not compatible with and/or conflicts or competes with another use then in existence at the Project; or (ix) Landlord is marketing space in the Project at the time of Tenant’s request and the terms of the proposed sublease or lease assignment are at a rental rate less than the fair market rental rate at the Project at the time of Tenant’s request under this Section.

In the event of any assignment or sublease, any option to extend or right of first refusal granted to Tenant shall not be assignable by Tenant to any assignee or sublessee and shall be void and no longer available. No assignee or sublessee of the Premises or any portion thereof may assign or sublet the Premises or any portion thereof. Upon the occurrence of a Default hereunder, if all or any part of the Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or provided by law, may, at its option, collect directly from the assignee or sublessee all rents becoming due to Tenant by reason of the assignment or sublease. Any acceptance of Rent or collection by Landlord of other sums directly from the assignee, sublessee or any other person shall not be construed as a novation or release of Tenant or any guarantor from the further performance of their respective obligations under this Lease or any guarantee hereof, and shall not be construed as a waiver by Landlord of any provisions hereof or any right hereunder. Any assignment or subletting without consent of Landlord and, to the extent required, any lender, shall be void, and shall at the option of Landlord constitute a default under this Lease. Consent to one assignment, subletting, occupation or use by any other person or entity shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person or entity. No subletting or assignment by Tenant, made with or without Landlord’s consent, shall ever release Tenant from its obligation to pay the Rent and perform all other obligations to be performed by Tenant hereunder for the term of this Lease, or release any guarantor from any obligation or liability under any guarantee of this Lease.

SECTION 14. LANDLORD’S RIGHT OF ACCESS. At any and all reasonable times hereunder during Tenant’s normal business hours and upon reasonable notice, Landlord and its Affiliated Parties shall have the right to access and enter the Premises to inspect the same, to show the Premises to prospective purchasers, lessees, mortgagees, insurers or other parties with an interested in the Premises, and to alter, improve, maintain, and repair the Premises or any other portion of the Project. If such access is other than during Tenant’s normal business hours, Landlord shall give Tenant at least one (1) business day prior written notice, except in the event of an emergency when no such prior notice shall be required. Tenant shall not unreasonably prohibit Landlord or its Affiliated Parties from entering the Premises. Landlord shall have the right to use any and all means which Landlord may deem reasonably necessary to gain entry to the Premises in an emergency without liability therefor. Tenant shall permit Landlord to install, use, maintain and repair pipes, cables, conduits, plumbing, vents and wires under or through the raceways, conduits, risers, utility lines or ceiling plenum of the Premises as often and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper use, leasing, operation and maintenance of the Project. Any entry by Landlord or its Affiliated Parties shall not impair Tenant’s operations more than reasonably necessary and shall comply with Tenant’s reasonable security measures.

SECTION 15. INDEMNITY AND WAIVER OF SUBROGATION.

15.A.	Release. Subject to the provisions of Section 15.B hereof, Tenant agrees that Landlord and its Affiliated Parties shall not be liable to Tenant or its Affiliated Parties for, and Tenant hereby releases such parties from, any damage, compensation, liability, loss or claim from any cause, other than the negligence (unless waived pursuant to Section 15.C herein) or willful misconduct of Landlord or its Affiliated Parties, relative to or arising from: (i) loss or damage to Tenant’s Personal Property or Improvements that Tenant is required to remove pursuant to Section 11.F and Section 11.J of this Lease; (ii) any injury to person or damage to property on or about the Premises; (iii) any criminal act on or about the Premises or Project by a third party; or (iv) interference with Tenant’s business operations or loss of occupancy or use of the Premises arising from Landlord’s performance of its maintenance and repair obligations under this Lease or from Landlord’s right to access or enter the Premises under this Lease. Tenant acknowledges and agrees that Landlord has no duty or obligation to provide security for the Premises, Building or Common Areas of the Project and that its use and occupancy of the Premises is at its sole risk.

15.B.	Indemnity. Tenant agrees to hold harmless, defend (with counsel reasonably approved by Landlord) and indemnify Landlord and its Affiliated Parties against any damage, compensation, liability, loss or claim arising out of any personal injury, death or property loss or damage occurring in or about the Premises or the Project during the Lease Term and any extension thereof, regardless of when such claim is made, to the extent arising from the willful misconduct or negligent acts or omissions of Tenant or its Affiliated Parties. Landlord agrees to hold harmless, defend (with counsel reasonably approved by Tenant) and indemnify Tenant and its Affiliated Parties against any damage, compensation, liability, loss or claim arising out of any personal injury, death or property loss or damage occurring in or about the Premises or the Project during the Lease Term, regardless of when such claim is made, to the extent arising from the willful misconduct or negligent acts or omissions of Landlord or its Affiliated Parties.

15.C.	Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and release each other and their respective Affiliated Parties of and from any and all right of liability, recovery, claim, action or cause of action, against each other or their Affiliated Parties (or anyone claiming through or under them by way of subrogation or otherwise), for any damage, compensation, liability, loss or claim, regardless of cause or origin, including without limitation, negligence of Landlord or Tenant and their respective Affiliated Parties, that is caused by or results from a risk which is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by all risk or “special form” property insurance, without regard to the negligence or willful misconduct of the entity so released. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver contained in this paragraph.

SECTION 16. CASUALTY LOSS.

16.A.	Total Destruction. If all of the Premises or the Project are totally destroyed by fire or any other event (“Casualty”), then this Lease shall terminate at the option of either Landlord or Tenant by written notice to the other party within sixty (60) days following the date of Casualty, and the Rent shall be abated for the unexpired portion of the Lease effective as of the date of Casualty.

16.B.	Partial Destruction. If the Premises is partially damaged by Casualty, and if the Premises are damaged to such extent that the damage cannot, in Landlord’s reasonable judgment, be rebuilt or repaired economically (taking into account the time necessary to receive any insurance proceeds and using normal construction methods without overtime or other premium) within two hundred seventy (270) days after the date of Casualty, then this Lease shall terminate at the option of Landlord or Tenant by written notice to the other party within sixty (60) days following the date of Casualty, and the Rent shall be abated for the unexpired portion of the Lease effective as of the date of Casualty. Notwithstanding anything contained herein to the contrary, if the Premises or the Project is partially damaged by Casualty and either (i) insurance proceeds are not made available to Landlord or are inadequate for restoration, or (ii) repair or restoration of the same would not be economically prudent in Landlord’s reasonable determination, then Landlord shall have the right to terminate this Lease by written notice to Tenant within sixty (60) days following the date of Casualty, and the Rent shall be abated for the unexpired portion of the Lease effective as of the date of Casualty.

16.C.	Restoration Obligations. If this Lease is not terminated pursuant to Section 16.A or Section 16.B herein, then Landlord shall, at its sole expense, proceed with reasonable diligence, subject to Force Majeure delays (as defined in Section 28.G of this Lease) to rebuild or repair the Premises (including Improvements made or paid for by Tenant, the loss of which is covered by insurance carried by Landlord, but excluding Tenant’s Personal Property and Improvements that Tenant is required to remove pursuant to Section 11.F and Section 11.J of this Lease), the Building or other improvements within the Project to as near the condition in which they existed immediately prior to the date of Casualty as reasonably possible. If the Premises are to be rebuilt or repaired and are untenantable in whole or in part following the Casualty, then the Rent payable under this Lease during the period for which the Premises are untenantable shall be abated in proportion to the areas of the Premises rendered untenantable (as reasonably and equitably determined by Landlord) from the date of Casualty until restoration is completed by Landlord. Notwithstanding anything contained herein to the contrary, if the holder of a Mortgage purchases or acquires Landlord’s interest in the Premises or the Project by foreclosure sale or deed in lieu thereof, then such holder shall not be bound by the restoration obligations set forth in this Section 16.C and shall have the option either to use any such insurance proceeds to restore the Premises in accordance with the terms of this Lease or to terminate this Lease and retain all such proceeds as its own and upon such termination the Rent shall be abated for the unexpired portion of the Lease effective as of the date of Casualty.

16.D.	Insurance Proceeds. Tenant hereby waives any right in or claim to the proceeds of any policy of insurance maintained by Landlord under this Lease. If any insurance proceeds are recoverable on account of any Casualty affecting the Premises or the Project, then Tenant agrees that as between this Lease and any recorded mortgage, deed of trust or other instrument presently existing or hereafter created covering Landlord’s interest in all or part of the Premises or the Project, and all increases, refinancings, extensions, renewals, amendments and modifications thereof (collectively, “Mortgage”), the terms of such Mortgage shall govern and be determinative relative to the payment and disposition of such proceeds.

SECTION 17. EMINENT DOMAIN.

17.A.	Total Taking. If the entire Premises or the Project are taken by eminent domain, this Lease shall automatically terminate as of the date of taking, and the Rent shall be abated for the unexpired portion of the Lease effective as of the date of the taking.

17.B.	Partial Taking. If part of the Premises or the Project is taken by eminent domain, Landlord shall have the right to terminate this Lease as of a date specified by Landlord by giving written notice thereof to Tenant within sixty (60) days after the date of taking. If Landlord does not elect to terminate this Lease, then Landlord shall, at its sole expense, proceed with reasonable diligence, subject to Force Majeure delays, to rebuild or repair the Premises (inclusive of Improvements made or paid for by Tenant, the loss of which is covered by condemnation proceeds received by Landlord, but excluding Tenant’s Personal Property and Improvements that Tenant is required to remove pursuant to Section 11.F and Section 11.J of this Lease), the Building or other improvements within the Project to as near the condition in which they existed immediately prior to the date of taking as reasonably possible. If part of the Premises is rendered untenantable following any taking, then the Rent payable under this Lease shall be abated in proportion to the areas of the Premises rendered untenantable (as reasonably and equitably determined by Landlord) effective as of the date of taking.

17.C.	Condemnation Proceeds. All damages awarded for a taking under the power of eminent domain shall belong to and be the exclusive property of Landlord whether such damages be awarded as compensation for diminution in value of the leasehold estate hereby created or to the fee of the Premises or the Project; provided, however, that Tenant shall be entitled to maintain an action for a separate award to Tenant for (a) Tenant’s moving and business relocation expenses, (b) loss of Tenant’s Personal Property, and (c) any other compensable interest Tenant may have under Colorado law. If any condemnation proceeds are recoverable by Landlord on account of any taking affecting the Premises or the Project, then Tenant agrees that as between this Lease and any Mortgage, the terms of such Mortgage shall govern and be determinative relative to the payment and disposition of such proceeds.

SECTION 18. DEFAULT AND REMEDIES.

18.A.	Default by Tenant. Each of the following occurrences shall be deemed an event of default (“Default”) by Tenant under this Lease:

(1)	Tenant has not paid any past due installment of Rent or any other payment required pursuant to this Lease or utility charges due under Section 8 of this Lease within five (5) days after Landlord gives written notice of nonpayment to Tenant; provided, however, no more than one (1) such notice shall be required to be given in any calendar year and any additional payments not paid within five (5) days of the date due shall be a Default without notice from Landlord; or

(2)	Failure to maintain insurance in accordance with Section 11.D; or

(3)	Tenant has not complied with any term, provision or covenant of this Lease, other than the payment of Rent or maintenance of insurance pursuant to Section 11.D of this Lease, and has not cured such noncompliance within thirty (30) days after written notice to Tenant, or such longer period as may be reasonably required, not to exceed an additional forty-five (45) days, if the nature of cure is such that it cannot be completed within thirty (30) days, so long as Tenant commenced such cure within the initial thirty (30) day period and thereafter diligently pursues such cure to completion; or

(4)	Tenant files a petition, or an involuntary petition is filed against Tenant (and is not dismissed within sixty (60) days), or Tenant becomes insolvent under any applicable federal or state bankruptcy or insolvency law, or Tenant cannot meet its financial obligations as they become due, or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant (and is not dismissed within sixty (60) days), or Tenant shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors; or

(5)	Tenant does or permits to be done any act which results in a lien being filed against the Premises or the Project, and such lien is not discharged or bonded over or an escrow is established pursuant to Section 11.H of this Lease.

If a Default under Section 18.A(4) herein occurs, nothing contained herein shall be construed to express or imply that Landlord consents to any assumption and/or assignment of this Lease by Tenant or the inclusion of this Lease within Tenant’s bankruptcy estate, and Landlord expressly reserves the right to object to any assumption and/or assignment of this Lease and to any inclusion of this Lease within Tenant’s bankruptcy estate. Neither Tenant nor any trustee who may be appointed in such case shall conduct or permit of any “fire”, “bankruptcy”, “going out of business”, auction sale or other public sale in or from the Premises.

Tenant acknowledges and agrees that if it has three (3) or more events of Default during the Lease Term, it shall be considered to be in Chronic Default (“Chronic Default”). Following a determination of Chronic Default, Landlord shall have all rights provided for by this Lease in addition to all rights at law or in equity.

18.B.	Landlord’s Remedies for Tenant’s Default. Upon the occurrence of a Default as defined above, Landlord may, in its sole discretion, elect any one or more of the following remedies:

(1)	to cancel and terminate this Lease by written notice to Tenant; or

(2)	whether or not Landlord elects to terminate this Lease, to enter upon and repossess the Premises with resort to judicial process by unlawful detainer action, summary proceedings, ejectment, force, or otherwise (provided, however, that if Tenant has abandoned or voluntarily surrendered possession of the Premises, then Landlord may enter upon and repossess the Premises without resort to judicial process or notice of any kind), and Landlord may, at Landlord’s option, enter the Premises and take and hold possession thereof, and may remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, without Landlord becoming liable for any loss or damage which may be occasioned thereby. Tenant acknowledges that the preparation of an unlawful detainer complaint by Landlord shall result in an automatic charge to Tenant of One Thousand and No/100 Dollars ($1,000.00) for attorneys’ fees and costs (“Eviction Fee”), regardless of Tenant subsequently curing the Default, with such sum to be deemed Additional Rent added to Tenant’s rent ledger and recoverable by Landlord under the terms of this Lease; or

(3)	to cure the Default at any time for the account and at the expense of Tenant, in which event Tenant shall reimburse Landlord upon demand for any amount expended by Landlord in connection with the cure, including, without limitation, reasonable attorneys’ fees and interest; or

(4)	to pursue any other remedy at law or in equity that may be available to Landlord.

Upon and after repossession, whether or not Landlord has elected to terminate this Lease, Landlord may, but shall not be obligated to, relet the Premises, or any part thereof, to anyone other than Tenant, for such time and upon such terms and uses as Landlord may determine in its sole discretion. Landlord may also make alterations and repairs to the Premises to the extent Landlord deems reasonably necessary or desirable to relet the Premises. Any rent received shall be applied against Tenant’s monetary obligations hereunder, but Landlord shall not be responsible or liable for any failure to collect any rent due upon such reletting.

In the event of any such termination or repossession, Tenant shall be liable to Landlord as follows:

(i)	for all reasonable attorneys’ fees and expenses incurred by Landlord in connection with exercising any remedy hereunder;

(ii)	for the unpaid installments of Base Rent, Additional Rent or other unpaid sums that were due prior to such termination or reentry, including without limitation, interest and late payment fees, which sums shall be payable immediately;

(iii)	for the installments of Base Rent, Additional Rent, and other sums falling due pursuant to the provisions of this Lease for the period after reentry, including without limitation, late payment charges and interest, which sums shall be payable as they become due hereunder, or in the alternative Landlord may accelerate all sums remaining due under this Lease, including Base Rent, Additional Rent and interest;

(iv)	for any Base Rent or Additional Rent concession that may have been granted to Tenant, as set forth in Section 1.C of this Lease;

(v)	for all reasonable expenses incurred in reletting the Premises, including leasing commissions, reasonable attorneys’ fees, and costs of alteration or repairs, which shall be payable by Tenant as they are incurred by Landlord; and

(vi)	while the Premises are subject to any new lease or leases made pursuant to this Section, for the amount by which the monthly installments of rent payable under such new lease or leases is less than the monthly installment for all charges payable pursuant to this Lease, which deficiencies shall be payable monthly.

At any time after termination or repossession, whether or not Landlord may have collected any damages pursuant to the foregoing provisions, Landlord shall be entitled to recover from Tenant, as and for liquidated and agreed upon final damages for loss of bargain due to Tenant’s Default, and not as a penalty, a sum equal to the present value of the Base Rent, Additional Rent and other sums or charges which would have been payable by Tenant for the unexpired portion of the term of this Lease, computed utilizing a discount rate equal to the ten (10) year U.S. Treasury Bond rate (or equivalent if discontinued), it being the understanding and agreement of the parties that it would be impractical or extremely difficult to determine the actual damages to Landlord in the event of Tenant’s Default, and that the liquidated damages represent a reasonable estimate of the damages which Landlord would incur as a result of Tenant’s Default hereunder. Tenant shall promptly pay to Landlord on demand such amount and all expenses incident thereto (including without limitation, commissions, reasonable attorneys’ fees and expenses, and costs of alterations and repairs).

Additionally, if this Lease shall be terminated by reason of bankruptcy or insolvency of Tenant, Landlord shall be entitled to recover from Tenant or Tenant’s bankruptcy estate, as liquidated damages for loss of bargain and not as a penalty, the amount determined by the immediately preceding paragraph.

18.C.	Additional Remedies, Waivers, Miscellaneous.

(1)	The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now and hereafter provided by law. All rights and remedies shall be cumulative and not exclusive of each other. Landlord may exercise its rights and remedies at any times, in any order, to any extent, and as often as Landlord deems advisable without regard to whether the exercise of one right or remedy precedes, concurs with or succeeds the exercise of another.

(2)	A single or partial exercise of a right or remedy shall not preclude a further exercise thereof, or the exercise of another right or remedy from time to time, and shall not be construed to relieve Tenant of any of its liabilities and obligations under this Lease, which shall survive any such election.

(3)	No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to, a Default.

(4)	No waiver of Default shall extend to or affect any other Default or impair any right or remedy with respect thereto.

(5)	No action or inaction by Landlord shall constitute a waiver of Default including Landlord’s acceptance of partial payments of Rent by Tenant when Tenant is in monetary default pursuant to Section 18.A(1) herein.

(6)	No waiver of a Default shall be effective unless it is in writing and signed by Landlord.

18.D.	Default by Landlord. If Landlord fails to timely perform any of its obligations under this Lease, which failure continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such failure, or if such failure is of a nature that it cannot be cured within said thirty (30) day period and continues beyond the time reasonably necessary to cure (and Landlord has not commenced cure within the initial thirty (30) day cure period and thereafter diligently pursued cure to completion), then Landlord shall be in default under this Lease.

SECTION 19. NOTICES. All Rent and other payments required to be made by Tenant shall be payable to Landlord as provided in Section 1.H and Section 5 of this Lease, or such other bank account or address designated by Landlord by written notice to Tenant. All payments required to be made by Landlord to Tenant shall be payable at the address set forth in Section 1.H of this Lease, or such other address within the United States as designated by Tenant by written notice to Landlord. Any notice or document required or permitted to be delivered by the terms of this Lease shall be deemed to be delivered (whether or not actually received) when (i) deposited in the United States Mail, postage prepaid, certified mail, return receipt requested, or (ii) deposited with a reputable national commercial courier for overnight delivery (e.g. Federal Express or U.P.S.), addressed to the parties at the respective addresses set forth in Section 1.I of this Lease, or such other address as may be designated by written notice to the other party.

SECTION 20. LANDLORD ASSIGNMENT. Landlord shall have the right to sell, convey, transfer, mortgage, or assign, in whole or in part, for collateral purposes or otherwise, its rights and obligations under this Lease and in all or part of the Premises and the Project. In the event of any sale, conveyance, transfer or assignment made other than for collateral purposes, this Lease shall remain in full force and effect; provided, however, (i) Landlord shall be released from any and all liabilities under this Lease first arising after the date of such sale, conveyance, assignment or transfer, so long as the transferee assumes in writing Landlord’s obligations under this Lease first arising after the date of transfer, and (ii) upon receipt of written notice from Landlord, Tenant shall immediately and automatically attorn to the transferee, so long as the transferee assumes in writing Landlord’s obligations under this Lease first arising after the date of transfer.

SECTION 21. SUBORDINATION AND ATTORNMENT. This Lease is subject and subordinate to (i) the lien of any Mortgage which may now or hereafter encumber all or part of the Project, and (ii) all existing recorded restrictions, covenants, easements and agreements with respect to the Project; provided, however, that so long as this Lease is in full force and effect and Tenant is not in default beyond any applicable cure period hereunder, Tenant’s possession of the Premises shall not be disturbed. In order to confirm such subordination (and/or any other terms set forth in this Section), Tenant shall, within ten (10) business days after written request from Landlord, execute and deliver to Landlord or any Mortgage holder, any certification, instrument or other document required by Landlord or such Mortgage holder, in form and content as reasonably required by Landlord or such Mortgage holder. Tenant acknowledges and agrees that its failure to deliver any such statement in a timely manner is a Default under this Lease.

If the interests of Landlord under this Lease shall be transferred by reason of foreclosure, deed in lieu of foreclosure or other proceedings for enforcement of any Mortgage to any third party transferee (including without limitation the holder of any such Mortgage) (sometimes called the “New Owner”), then (i) Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder, (ii) Tenant shall be bound to the New Owner under the terms, covenants and conditions of this Lease for the balance of the term remaining, including any extensions or renewals, with the same force and effect as if the New Owner were Landlord under this Lease, (iii) Tenant shall attorn to the New Owner as its Landlord, and (iv) so long as this Lease is in full force and effect and Tenant is not in default beyond any applicable cure period hereunder at the time of transfer to New Owner, this Lease shall remain in full force and effect and the New Owner shall not disturb Tenant’s use and possession of the Premises. Notwithstanding anything in this Lease to the contrary, neither the holder of any Mortgage, its successors or assigns (whether or not it acquires the interest of Landlord under this Lease by foreclosure, deed in lieu of foreclosure or other proceedings to enforce a Mortgage) or any New Owner shall be liable for any act, omission and/or breach of the Lease by Landlord other than continuing defaults, or bound by (a) any offsets or defenses which Tenant might have against Landlord, (b) any prepayment by Tenant of more than one (1) month’s installment of Rent, (c) any amendment or modification of this Lease made subsequent to the granting of the Mortgage by Landlord without its prior written consent, (d) the application of insurance or condemnation proceeds or the restoration of the Premises by Landlord in the event of a casualty loss thereto or a taking thereof, (e) the commencement or completion of any construction or restoration, or (f) restrictions on the use of other properties owned by Landlord for purposes which compete with Tenant.

SECTION 22. ESTOPPEL CERTIFICATES. Tenant agrees to furnish, from time to time, within ten (10) business days after receipt of request from Landlord, a written statement certifying, to the extent applicable, the following: (i) Tenant is in possession of the Premises; (ii) the Premises are acceptable; (iii) this Lease is in full force and effect and there have been no amendments or modifications, or if there have been amendments or modifications, stating the amendments or modifications; (iv) the dates through which the Rent and other charges hereunder have been paid by Tenant; (v) agreeing that Tenant and Landlord will not thereafter modify this Lease without the prior consent of the Mortgage holder; (vi) Tenant claims no present charge, lien, or claim or offset against Rent; (vii) the Rent is not and will not be prepaid for more than one month in advance; (viii) there is no existing default by reason of some act or omission by Landlord; and (ix) such other factual matters as may be reasonably required by Landlord or the Mortgage holder. Tenant agrees that any such statement may be relied upon by any present owner or prospective purchaser of the Project and any present or prospective Mortgage holder or assignee of such Mortgage holder. Tenant acknowledges and agrees that its failure to deliver any such statement in a timely manner is a Default under this Lease.

SECTION 23. LANDLORD’S LIABILITY. If Landlord shall be in default under this Lease and, if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the right, title and interest of Landlord in the Project as the same may then be encumbered and neither Landlord nor any person or entity comprising Landlord shall be liable for any deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord nor any person or entity comprising Landlord other than its interest in the Project as herein expressly provided.

SECTION 24. SECURITY DEPOSIT. The security deposit set forth in Section 1.F of this Lease (“Security Deposit”) shall be paid to Landlord concurrently with Tenant’s execution and delivery of this Lease to Landlord and shall be held by Landlord for the performance of Tenant’s covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Landlord’s damages in case of default by Tenant. Upon the occurrence of any Default by Tenant under this Lease, Landlord may, from time to time, in addition to any other remedy of Landlord, use the Security Deposit to the extent necessary to make good any arrears of Rent, or to repair any damage or injury, or pay any expense or liability incurred by Landlord arising from the Default, and any remaining balance of the Security Deposit shall be returned by Landlord to Tenant upon termination of this Lease. If any portion of the Security Deposit is so used or applied, Tenant shall, upon five (5) business days’ written notice from Landlord, deposit with Landlord by cash or cashier’s check an amount sufficient to restore the Security Deposit to its original amount.

SECTION 25. RELOCATION OPTION. Intentionally omitted.

SECTION 26. BROKERAGE. Landlord and Tenant each represents and warrants to the other that there is no obligation to pay any brokerage fee, commission, finder’s fee or other similar charge in connection with this Lease, other than a fee due to Doug Viseur and Todd Witty of CBRE, Inc. (collectively, “Broker”), which is the responsibility of Landlord pursuant to the terms of a separate written agreement between Landlord and Broker. Each party covenants that it will defend, indemnify and hold harmless the other party from and against any loss or liability by reason of brokerage or similar services alleged to have been rendered to, at the instance of, or agreed upon by said indemnifying party. Notwithstanding anything herein to the contrary, Landlord and Tenant agree that there shall be no brokerage fee or commission due on expansions, options or renewals by Tenant.

SECTION 27. LENDER APPROVAL. Intentionally omitted.

SECTION 28. MISCELLANEOUS.

28.A.	Limitation of Warranties; Waiver of Jury Trial. LANDLORD AND TENANT EXPRESSLY AGREE THAT EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

28.B.	Landlord’s Management Agent. Landlord hereby notifies Tenant that CSM Corporation, a Minnesota corporation, has been appointed to act as the agent in the management and operation of the Project for Landlord and is authorized to accept service of process and receive or give receipts for notices and demands on behalf of Landlord. Landlord reserves the right to change the identity and status of its duly authorized agent upon written notice to Tenant.

28.C.	Tenant’s Authority and Representation. Tenant does hereby represent and warrant that (i) Tenant is a duly organized and validly existing corporation under the laws of the State of Delaware, (ii) Tenant is qualified to do business in the state in which the Premises are located, (iii) the corporation has full right and authority to enter into this Lease, and (iv) each person signing on behalf of the corporation is authorized to do so. Tenant agrees to provide Landlord with notice and copies of any change in its registered address or name.

28.D.	Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord and its heirs, personal representatives, successors and assigns, and Tenant and its heirs, personal representatives and permitted successors and assigns.

28.E.	Severability. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

28.F.	Counterparts. This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but together shall constitute one and the same instrument. A signature to this Lease by facsimile, PDF or other electronic transmission will be deemed as legally binding as a signed original hereof.

28.G.	Force Majeure. The time within which Landlord shall be required to perform any covenant or obligation in this Lease shall be extended, without liability to Tenant, if the performance or nonperformance of the covenant or obligation is delayed, caused or prevented by an act of Force Majeure or by Tenant; provided, however, that Landlord gives reasonable notice to Tenant of the Force Majeure occurrence causing such delay or non-performance. For purposes of this Lease, “Force Majeure” shall mean any of the following occurrences: act of God; fire; earthquake; flood; explosion; actions or the elements of war; invasion; insurrection; outbreaks of disease; riot; mob violence; sabotage; inability to procure equipment, facilities, materials or supplies in the open market; failure of power; failure of transportation; strikes; lockouts; actions of labor unions; condemnation; requisition; laws; orders of governments or civil or military authorities; or any other cause, whether similar or dissimilar to the foregoing, not within the reasonable control of Landlord.

28.H.	Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

28.I.	Interest and Attorneys’ Fees. Without limiting and in addition to any other remedy of Landlord hereunder, Tenant agrees to pay Landlord (i) accrued interest on any sum not timely paid to Landlord when due at the rate of the lesser of ten percent (10%) per annum or the highest rate permitted by law, (ii) Landlord’s costs of collection of any past due sums owing by Tenant, including without limitation court costs and reasonable attorneys’ fees and expenses, whether suit is actually filed or not, including specifically the Eviction Fee set forth in Section 18.B(2) of this Lease, and (iii) any late charges or charges for returned checks as set forth in Section 5 of this Lease.

28.J.	Headings. The section headings appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any section.

28.K.	Amendment. This Lease may not be altered, waived, amended, or extended except by an instrument in writing signed by Landlord and Tenant.

28.L.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter set forth herein, and supersedes and replaces all other agreements or understandings of the parties, whether oral or written.

28.M.	Choice of Law and Venue. This Lease shall be governed by and construed in accordance with the laws of the State of Colorado. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other, upon any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, and hereby submit to the jurisdiction of any state or federal court located in Arapahoe County, Colorado, for the adjudication of any such dispute.

28.N.	Construction. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY AND THEIR RESPECTIVE COUNSEL HAVE REVIEWED AND REVISED, OR HAVE HAD THE OPPORTUNITY TO REVIEW AND REVISE, THIS AGREEMENT AND THAT THE NORMAL RULE OF CONSTRUCTION TO THE EFFECT THAT AMBIGUITIES ARE TO BE RESOLVED AGAINST THE DRAFTING PARTY SHALL NOT BE EMPLOYED IN THE INTERPRETATION OF THIS LEASE OR ANY EXHIBITS, ADDENDUMS OR AMENDMENTS HERETO.

28.O.	Further Agreements. Landlord shall use its best efforts to mitigate any damages resulting from any Default by Tenant, and Tenant shall not in any event be liable for any damages reasonably mitigable by Landlord. Landlord waives any right of distraint, distress for rent or Landlord’s lien that may arise at law.

28.P.	Reasonable Consents and Expenditures. Whenever this Lease requires an approval, consent, determination or judgment by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, determination or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed. Any expenditure by a party permitted or required under this Lease, for which such party demands reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD		TENANT

CSM EQUITIES, L.L.C		NUBURU, INC.

By:	/s/ Bradley Kittleson	By:	/s/ Mark Zediker

Print Name:	Bradley Kittleson	Print Name:	Mark Zediker

Print Title:	Manager	Print Title:	CEO

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